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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12
Level 3 Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

        April 12, 2004

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. ("Level 3") to be held at 9:00 a.m. on May 18, 2004, at The Orpheum Theater, 409 South 16th Street, Omaha, Nebraska 68102.

        At the Annual Meeting you will be asked to consider and act upon the following matters:

  •
  the reelection to the Level 3 Board of Directors of three directors as Class I Directors for a three-year term until the 2007 Annual Meeting of Stockholders; and

  •
  the approval of an amendment to Level 3's 1995 Stock Plan to increase the number of shares of Level 3 common stock reserved for issuance under the 1995 Stock Plan by 80,000,000 shares; and

  •
  the transaction of such other business as may properly come before the Annual Meeting.

        The Level 3 Board of Directors recommends that its stockholders reelect three Class I directors for a three-year term until the 2007 Annual Meeting of Stockholders and approve the proposed amendment to the 1995 Stock Plan. See "REELECTION OF CLASS I DIRECTORS PROPOSAL" and "1995 STOCK PLAN PROPOSAL."

        Information concerning the matters to be considered and voted upon at the Annual Meeting is contained in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. In addition, to ensure your representation at the Annual Meeting, you may vote your shares by (a) calling the toll free telephone number indicated on the proxy card or (b) accessing the special web site indicated on the proxy card, each as more fully explained in the telephone and internet voting instructions. If you attend the Annual Meeting you may vote in person even if you have previously returned a proxy card. Please note that if you hold your shares of Level 3 Common Stock through your broker, you will not be able to vote in person at the meeting.

Sincerely,

Walter Scott, Jr. Chairman of the Board

LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 18, 2004

To the Stockholders of Level 3 Communications, Inc.:

        The Annual Meeting of Stockholders of Level 3 Communications, Inc., a Delaware corporation ("Level 3"), will be held at The Orpheum Theater, 409 South 16th Street, Omaha, Nebraska 68102 at 9:00 a.m. on May 18, 2004, for the following purposes:

  1.
  To reelect three directors as Class I Directors of the Board of Directors of Level 3 for a three-year term until the 2007 Annual Meeting of Stockholders; and

  2.
  To approve an amendment to Level 3's 1995 Stock Plan to increase the number of shares of Level 3 Common Stock reserved for issuance under the 1995 Stock Plan by 80,000,000 shares; and

  3.
  The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on April 5, 2004, as the record date for the determination of the holders of the Level 3 Common Stock, entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Level 3 Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of May 8, 2004, ten days prior to the Annual Meeting, a list of stockholders entitled to notice of the Annual Meeting and that have the right to vote at the Annual Meeting will be available for inspection at the offices of the Company located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

        The three Class I Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

        The proposal to adopt an amendment to the 1995 Stock Plan to increase the number of shares of Level 3 Common Stock reserved for issuance under the 1995 Stock Plan by 80,000,000 shares of Level 3 Common Stock requires the affirmative vote of a majority of the votes cast by holders of Level 3 Common Stock present in person or by proxy at the Annual Meeting.

        The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IN ADDITION, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES BY A) CALLING THE TOLL FREE TELEPHONE NUMBER OR B) ACCESSING THE INTERNET AS MORE FULLY EXPLAINED IN THE TELEPHONE AND INTERNET VOTING INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

        PLEASE NOTE THAT IF YOU HOLD YOUR SHARES OF LEVEL 3 COMMON STOCK THROUGH YOUR BROKER AND NOT DIRECTLY IN YOUR NAME, YOU WILL NOT BE ABLE TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors

Dated: April 12, 2004	Walter Scott, Jr. Chairman of the Board

2

LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

Proxy Statement
April 12, 2004

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2004

        This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board" or the "Level 3 Board") of Level 3 Communications, Inc. ("Level 3" or the "Company") to be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 18, 2004, or any adjournment or postponements thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting, the accompanying Proxy and the Annual Report to Stockholders are first being mailed to Stockholders on or about April 14, 2004.

VOTING PROCEDURES

        Your vote is very important.    You can vote the shares of Level 3 Common Stock that are held directly in your name and not through your brokerage account at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If we receive a properly executed proxy before voting at the Annual Meeting is closed, the persons named as the Proxy on the proxy card will vote the proxy in accordance with the directions provided on that card. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board. If you wish to give a proxy to someone other than the persons named on the proxy card, you should cross out the names contained on the proxy card and insert the name(s) of the person(s) who hold(s) your proxy. Please note that the person(s) to whom you give your proxy must be present in person at the Annual Meeting to vote your shares.

Who can vote?

        Stockholders of record as of the close of business on April 5, 2004, are entitled to vote at the Annual Meeting. On that date, 678,513,787 shares of Level 3's Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote?

        You can vote in person at the Annual Meeting. Alternatively, a stockholder who holds shares of Level 3 Common Stock of record and not in "street name" may vote shares by giving a proxy via mail, telephone or the Internet. To vote your proxy by mail, indicate your voting choices, sign and date your Proxy and return it in the postage-paid envelope provided. You may vote by telephone or the Internet by following the instructions on your Proxy. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy via the mail.

        If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. You can only vote your shares held through a broker, bank or other nominee by following the voting procedures sent to you by that institution. You will not be able to vote your shares held through a broker, bank or other nominee in person at the Annual Meeting.

What shares are represented by the Proxy?

        The Proxy that is delivered by Level 3 represents all the shares registered in your name with the Level 3 transfer agent—Wells Fargo Shareowner Services. The Proxy that is delivered by your broker, bank or other nominee represents the shares held by you in an account at that institution.

        If you are an employee who participates in the Level 3 401(k) Plan, your Proxy does not include the shares of Level 3 Common Stock that are attributable to the units that you hold in the Level 3 Stock Fund as part of the 401(k) Plan. Shares held by employees through the Level 3 401(k) Plan are voted by the administrator of the 401(k) Plan.

How are votes counted?

        If you return a signed and dated Proxy but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board. A valid Proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting. If you indicate on your Proxy that you wish to "abstain" from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director or any other proposal, but will be counted to determine whether there is a quorum present.

        If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, the nominee has discretion to vote those shares on matters that The Nasdaq Stock Market has determined are routine. However, a nominee cannot vote shares on non-routine matters without your instructions. This is referred to as a "broker non-vote." Broker non-votes are counted in determining whether a quorum is present.

What vote is required?

        In order to have a quorum present at the Annual Meeting, a majority of the shares of Level 3 Common Stock that are outstanding and entitled to vote at the Annual Meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date. Directors must be elected by a plurality of the votes cast. Any other proposal described in the Proxy Statement must be approved by a majority of the votes cast by people present in person or by proxy at the Annual Meeting. In either case, broker non-votes and abstentions will have no effect on the outcome.

Who will tabulate the vote?

        The Company's transfer agent, Wells Fargo Shareowners Services will tally the vote, which will be certified by an inspector of election who is a Level 3 employee.

Who will bear the expenses of the Level 3 Solicitation? How will Level 3 solicit votes?

        Level 3 will bear its own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by the directors and officers of Level 3 by personal interview, telephone, telegram, facsimile or e-mail. These directors and officers will not receive additional compensation for this solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with these activities. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Level 3 Common Stock held of record by these people, in which case Level 3 will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with these forwarding activities.

Who is the proxy solicitor?

        Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the distribution of proxy materials and solicitation of votes for a fee of approximately $20,000, plus the reimbursement of out-of-pocket expenses.

REELECTION OF CLASS I DIRECTORS PROPOSAL

        Effective after the Annual Meeting, the Level 3 Board will consist of 9 directors, divided into three classes, designated Class I, Class II and Class III. At that time, each of the Classes will consist of three directors. Two of the current four Class I directors are standing for reelection. In addition, one director that is currently a member of Class II will stand for reelection as a Class I director to allow for each class of directors to contain three members.

        At the Annual Meeting, the directors that are standing for reelection will be reelected to hold office for a three-year term until the 2007 Annual Meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will, in their discretion, vote for that nominee, if any, as may be recommended by the Level 3 Board, or the Level 3 Board may reduce the number of directors to eliminate the vacancy.

        As previously announced, two of the current Class I directors, Messrs. Charles C. Miller, III, currently Vice Chairman of the Board and Executive Vice President of the Company, and Colin V.K. Williams, have elected not to seek reelection to the Board.

Explanatory Note

        On March 31, 1998, the Company separated the operations of its construction business from the diversified or non-construction related portion of its business into a new corporation (the "Split-off"). In connection with the Split-off, the Company was renamed "Level 3 Communications, Inc." and the construction business was renamed "Peter Kiewit Sons', Inc." Information presented in this Proxy Statement relating to periods prior to March 31, 1998, relates to information for the members of the Company's Board and executive officers during those periods.

Information as to Nominees for Reelection as Class I Directors

        The respective ages, positions with Level 3, if any, business experience, directorships in other companies and Level 3 Board committee memberships, of the nominees for election are set forth below. All information is presented as of March 10, 2004. Messrs. Walter Scott, Jr. and James Q. Crowe are employees of the Company.

        Walter Scott, Jr., 72, has been the Chairman of the Board of the Company since September 1979, and a director of the Company since April 1964. Mr. Scott has been Chairman Emeritus of Peter Kiewit Sons', Inc. ("PKS") since the split-off. Mr. Scott is also a director of PKS, Berkshire Hathaway Inc., Burlington Resources Inc., MidAmerican Energy Holdings Company ("MidAmerican"), Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone"), RCN Corporation ("RCN") and Valmont Industries, Inc. Mr. Scott is also the Chairman of the Executive Committee of the Board of Directors.

        James Q. Crowe, 54, has been the Chief Executive Officer of the Company since August 1997, and a director of the Company since June 1993. Mr. Crowe was also President of the Company until February 2000. Mr. Crowe was President and Chief Executive Officer of MFS Communications Company, Inc. ("MFS") from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom, Inc. from January 1997 until July 1997, and as Chairman of the Board of MFS from 1992 through 1996. Mr. Crowe is presently a director of Commonwealth Telephone and RCN. Mr. Crowe is a member of the Executive Committee.

        Robert E. Julian, 64, has been a director of the Company since March 1998. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the Company. Mr. Julian is the Chairman of the Audit Committee of the Board of Directors.

        The Board unanimously recommends a vote FOR the nominees named above.

Information as to Continuing Directors

        The respective ages, positions with Level 3, if any, business experience, directorships in other companies and Level 3 Board committee chairmanships, of the remaining members of the Level 3 Board are set forth below. All information is presented as of March 10, 2004.

        Mogens C. Bay, 55, has been a director of the Company since November 2000. Since January 1997, Mr. Bay has been the Chairman and Chief Executive Officer of Valmont Industries, Inc., a company engaged in the infrastructure and irrigation businesses. Prior to that, Mr. Bay was President and Chief Executive Officer of Valmont Industries from August 1993 to December 1996 as well as a director of Valmont since October 1993. Mr. Bay is also a director of PKS and ConAgra Foods, Inc.

        Richard R. Jaros, 52, has been a director of the Company since June 1993 and served as President of the Company from 1996 to 1997. Mr. Jaros served as Executive Vice President of the Company from 1993 to 1996 and Chief Financial Officer of the Company from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy from 1992 to 1993, and is presently a director of MidAmerican, Commonwealth Telephone and RCN.

        David C. McCourt, 47, has been a director of the Company since March 1998. Mr. McCourt has served as Chairman and Chief Executive Officer of RCN since October 1997. In addition, Mr. McCourt served as Chief Executive Officer of Commonwealth Telephone from October 1997 until November 1998.

        Arun Netravali, 57, has been a director of the Company since April 2003. Prior to that, Mr. Netravali was Chief Scientist for Lucent Technologies from January 2002 until his retirement in April 2003, working with academic and investment communities to identify and implement important new networking technologies. Prior to that position, Mr. Netravali was President of Bell Labs as well as Lucent's Chief Technology Officer and Chief Network Architect from June 1999 to January 2002. Bell Labs serves as the research and development organization for Lucent Technologies.

        John T. Reed, 60, has been a director of the Company since March 2003. Mr. Reed has been Chairman of HMG Properties, the real estate investment banking joint venture of McCarthy Group, Inc. since 2000. Prior to that, he was Chairman of McCarthy & Co., the investment banking affiliate of McCarthy Group. Mr. Reed is also a director of McCarthy Group. Prior to joining McCarthy Group in 1997, Mr. Reed spent 32 years with Arthur Andersen, LLP. Mr. Reed is the Chairman of the Nominating and Governance Committee of the Board.

        Michael B. Yanney, 70, has been a director of the Company since March 1998. He has served as Chairman of the Board, President and Chief Executive Officer of America First Companies L.L.C. for more than the last five years. Mr. Yanney is also a director of Burlington Northern Santa Fe Corporation and RCN. Mr. Yanney is the Chairman of the Compensation Committee of the Board.

Corporate Governance

        The Board has adopted Corporate Governance Guidelines that address the governance activities of the Board and include criteria for determining the independence of the members of the Level 3 Board. These guidelines are in addition to the requirements of the Securities and Exchange Commission and

The Nasdaq Stock Market. The Guidelines also include requirements for the standing committees of the Board, responsibilities for Board members and the annual evaluation of the Board's and its committees' effectiveness. The Corporate Governance Guidelines are available on the Company's website at www.level3.com. At any time that these guidelines are not available on the Company's website, the Company will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, Colorado 80021. Any information that is included in the Level 3 website is not part of this proxy statement.

Independence

        The Board also evaluates the independence of each Director in accordance with applicable laws and regulations and its Corporate Governance Guidelines. Based on the recommendation of the Level 3 Nominating and Governance Committee, the Board has determined that the following Directors are "independent" as required by applicable laws and regulations, by the listing standards of The Nasdaq Stock Market and by the Board's Corporate Governance Guidelines: Mogens C. Bay, Richard R. Jaros, Robert E. Julian, Arun Netravali, John T. Reed and Michael B. Yanney. The Board has also concluded that the members of each of the Audit, Compensation and Nominating and Governance Committees are "independent" in accordance with these same standards.

Code of Ethics

        Level 3 has adopted a code of ethics that complies with the standards mandated by the Sarbanes-Oxley Act of 2002. The complete code of ethics is available on the Company's website at www.level3.com. At any time that the code of ethics is not available on the Company's website, the Company will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, Colorado 80021. Any information that is included in the Level 3 website is not part of this proxy statement. If Level 3 amends the code of ethics, or grants any waiver from a provision of the code of ethics that applies to the Company's executive officers or directors, Level 3 will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on its website at www.level3.com or by filing a Current Report on Form 8-K.

Stockholder Communications with Directors

        A stockholder who wishes to communicate directly with the Board, a committee of the Board or with an individual director, should send the communication to:

  Level 3 Communications, Inc.
  Board of Directors [or committee name or
      Director's name, as appropriate]
  1025 Eldorado Boulevard
  Broomfield, Colorado 80021

The Company will forward all stockholder correspondence about Level 3 to the Board, committee or individual Director, as appropriate.

Executive Committee

        The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board between Board meetings, except those functions assigned to specific committees. The members of the Executive Committee are Walter Scott, Jr. (Chairman), James Q. Crowe and Michael B. Yanney.

Audit Committee

        The Audit Committee of the Board of Directors of Level 3 is responsible for appointing, setting compensation, and overseeing the work of the independent public accountants. The Audit Committee reviews the services provided by Level 3's independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls. The members of the Audit Committee are Robert E. Julian (Chairman), Richard R. Jaros and John T. Reed. Level 3 believes that the members of the Audit Committee are independent within the meaning of the listing standards of The Nasdaq Stock Market. The Board has determined that Mr. Robert E. Julian, Chairman of the Audit Committee, qualifies as a "financial expert" as defined by the Securities and Exchange Commission. In making the determination, the Board considered Mr. Julian's credentials and financial background and found that he was qualified to serve as the "financial expert." The Audit Committee met four times during 2003 and took action by unanimous written consent one time.

        The Audit Committee has chosen KPMG, LLP as the Company's independent accountants for 2004. As part of its responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent public accountants in order to assure the public accountant's independence. The Audit Committee has adopted a pre-approval process with respect to the provision of audit and non-audit services to be performed by KPMG LLP. This pre-approval process requires the Audit Committee to review and approve all audit services and permitted non-audit services to be performed by KPMG LLP. Pre-approval fee levels for all services to be provided by KPMG LLP are established annually by the Audit Committee. Audit services are subject to specific pre-approval while audit-related services, tax services and all other services may be granted pre-approvals within specified categories. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. A report, for informational purposes only, of any pre-approval decisions made by a single member of the Audit Committee is made to the full Audit Committee on at least a quarterly basis. One hundred percent of the services that required pre-approval by the Audit Committee received that approval.

        One or more representatives of KPMG LLP will be present at the Annual Meeting. Although they will not make a statement at the meeting, they will be available to answer appropriate questions.

        The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee's charter as currently in effect is included as Annex A-1 to this Proxy Statement and a copy of the Audit Committee's Report to the Board for the year ended December 31, 2003 is included as Annex A-2 to this Proxy Statement.

Compensation Committee

        The Compensation Committee is responsible for overseeing the Company's compensation strategy and policies to provide that the Company is able to attract key employees, that employees are rewarded appropriately for their contributions to the Company, that employees are motivated to achieve the Company's objectives, that key employees of the Company are retained, and that such strategy and policies support Company objectives, including the interests of the Company's stockholders. The Compensation Committee also approves the salaries, bonuses and other compensation for all officers at the level of group vice president and above and reviews and recommends to the full Board, the compensation and benefits for non-employee Directors. The Compensation Committee has adopted a written charter. The members of the Compensation Committee are Michael B. Yanney (Chairman), Mogens C. Bay, Richard R. Jaros and Arun Netravali. Level 3 believes that the members of the Compensation Committee are independent within the meaning of the listing standards of The Nasdaq Stock Market. The Compensation Committee met four times in 2003.

  Compensation Committee Interlocks and Insider Participations

        None of the members of the Compensation Committee is an officer or employee of the Company.

Nominating and Governance Committee

        The Nominating and Governance Committee provides oversight and guidance to the Board to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board's role in the governance of the Company. The Committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in Corporate Governance Guidelines, and evaluates the qualifications of, and recommends to the full Board, candidates for election as Directors. The Nominating and Governance Committee has adopted a written charter. The members of the Nominating and Governance Committee are John T. Reed (Chairman), Mogens C. Bay and Michael B. Yanney. Level 3 believes that the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of The Nasdaq Stock Market. The Nominating and Governance Committee met two times in 2003.

Nomination Procedures

        In exploring potential candidates for director, the Nominating and Governance Committee considers individuals recommended by members of the committee, other directors, members of management and stockholders or self-nominated individuals. The committee is advised of all nominations that are submitted to Level 3 and determines whether it will further consider the candidates using the criteria described below.

        In order to be considered, each proposed candidate must:

  •
  be ethical;

  •
  have proven judgment and competence;

  •
  have professional skills and experience in dealing with a large, complex organization or in dealing with complex issues that are complementary to the background and experience represented on the Board and that meet the needs of Level 3;

  •
  have demonstrated the ability to act independently and be willing to represent the interests of all stockholders and not just those of a particular philosophy or constituency; and

  •
  be willing and able to devote sufficient time to fulfill his/her responsibilities to Level 3 and its stockholders.

        After the Nominating and Governance Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the committee also reports on other candidates who were considered but not selected.

        Level 3 will report any material change to this procedure in a quarterly or annual filing with the Securities and Exchange Commission and any new procedure will be available on the Company's website at www.level3.com.

        The By-laws require that a stockholder who wishes to nominate an individual for election as a Director at the Company's Annual Meeting of Stockholders must give the Company advance written notice not less than 60 days prior to the anniversary date of the prior year's Annual Meeting and not more than 90 days prior to the anniversary date of the prior year's Annual Meeting, in connection with next year's Annual Meeting and provide specified information. Stockholders may request a copy of the requirements from the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Board of Directors' Meetings

        The Level 3 Board had nine meetings in 2003 and acted by unanimous written consent action on three occasions. In 2003, with the exception of Mr. Charles C. Miller, III, no director attended less than 75% of the meetings of the Board, and no director attended less than 75% of the meetings of the committees of which he was a member.

Section 16(a) Beneficial Ownership Reporting Compliance

        To Level 3's knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Level 3 Common Stock during 2003 failed to timely file in that year any report required under Section 16(a) of the Securities Exchange Act of 1934. In April 2004, Mr. Yanney filed a late Form 4 to report that in 2001 a limited liability company of which he and his spouse own approximately 49% of the membership interests acquired shares of the Company's common stock.

Directors' Compensation

        During 2003, each of the directors of the Company who were not employed by the Company during 2003 earned fees consisting of a $30,000 annual cash retainer. Messrs. Yanney, Julian and Reed each earned an additional $20,000 annual cash retainer for serving as chairman of the Compensation Committee, Audit Committee, and Nominating and Governance Committee, respectively. Any member of the Board who was not employed by the Company during 2003 earned a $10,000 annual cash retainer for each non-chair membership on a standing committee of the Board. In addition, each non-employee member of the Board received an additional payment of $150,000, which was paid quarterly in the form of a grant of restricted stock. A total of 210,053 shares of restricted stock were granted to these directors for 2003 compensation. These shares of restricted stock will vest 100% on the later of April 1, 2004 and the first trading day on which transactions in the Company's securities are permitted by the Company's insider trading policy. In addition, Mr. Yanney received $20,000 as compensation for the performance of certain special committee duties at the request of the Board. Mr. Colin V.K. Williams, a part-time employee of the Company, also received a payment of $150,000, which was paid quarterly in the form of a grant of 26,397 shares of restricted Level 3 Common Stock for his services as a member of the Board. These shares of restricted stock will vest 100% on the later of April 1, 2004 and the first trading day on which transactions in the Company's securities are permitted by the Company's insider trading policy.

Executive Compensation

  Report of the Compensation Committee

        The Compensation Committee (the "Committee) is responsible for determining the cash and equity compensation of the Company's executive officers, including James Q. Crowe, Chief Executive Officer. The Committee reviews and approves the cash compensation of certain of Level 3's other senior executives based upon the recommendations of Mr. Crowe.

  Compensation Policies and Philosophy

        Level 3 believes that the compensation levels of its executive officers, who provide leadership and strategic direction, should consist of: (i) slightly below-market base salaries; (ii) significant cash bonus opportunities based on achievement of objectives established by Level 3; and (iii) ownership of Level 3 Common Stock and stock options to align management's interests with stockholders' interests, targeted to provide opportunities that are comparable to other similarly situated telecommunications and high growth technology companies.

        Level 3 considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) Level 3's performance measured by attainment of specific objectives; (ii) the individual performance of each executive officer; (iii) comparative industry compensation levels; and (iv) historical cash and compensation levels. The comparable industry compensation data is based in part on public telecommunications companies that are included in the Nasdaq Telecommunications Stock Index, which was chosen as the peer group for the Performance Graph, and on other publicly traded telecommunications and high growth technology companies with comparable market capitalization.

  Determination of the Chief Executive Officer's Compensation

        In the latter part of 2002, management of Level 3 established the following strategic objectives for 2003:

  •
  achieve free cash flow breakeven by year-end 2003, while balancing a focus on Long-Term Value Creation (as measured by net present value of future cash flows and other appropriate measures) for the communications business;

  •
  grow revenue, at industry-leading margins, by: using existing assets to create new services; concentrate on customers in particular industries (for example, financial services); and alternative means for the company to distribute its services without the use of a specific sales force (that is, alternative distribution channels such as value added resellers); and

  •
  successfully integrate the assets acquired in the Genuity transaction and develop a core competency at integrating future acquisitions.

        During 2003, the Company achieved free cash flow breakeven at the end of the third quarter 2003.

        In addition, during 2003, the Company achieved the following additional financial objectives:

  •
  successfully converted all outstanding 9% Junior Convertible Subordinated Notes into 173,611,065 shares of Level 3 Common Stock;

  •
  issued $373,750,000 of 2 7/8% Convertible Senior Notes due 2010 and $500,000,000 of Level 3 Financing, Inc.'s 10 3/4% Senior Notes due 2011;

  •
  repaid in full all outstanding purchase money indebtedness that was incurred under the Senior Secured Credit Facility and subsequently terminated that agreement; and

  •
  retired approximately $1.1 billion of aggregate debt (net of the issuance of new debt during 2003), and, as a result, there are no maturities of material indebtedness of the Company until 2008.

        During 2003, the Company took a variety of actions to meet the strategic objectives outlined above for the communications business. During 2003, the Company re-aligned the organizational structure of the communications business by introducing a new Strategic Business Unit structure to allow senior managers to focus on key service areas while also having specific profit and loss responsibility for those services. This re-alignment also provided more autonomy for European operations and placed greater emphasis on managing the Company's needs for "last mile" access and information technology processes and systems.

        To support the introduction of new services that both use, or leverage, the investment that the Company has already made in its network infrastructure and increase the Company's addressable market for its services, during 2003 the Company launched new services that include (3)ToneSM and

(3)VoIPSM Local Inbound. The Company also increased its relationships with certain key distribution business partners and is exploring expanding relationships with systems integrators as a means to service the enterprise market without having direct enterprise customers. The Company also supported the introduction of new services through the completion of the acquisition of Telverse Communications, Inc., which provided key Voice over Internet Protocol (or "VoIP") capabilities.

        During the first quarter of 2003, the Company completed the Genuity transaction and during the balance of the year successfully integrated those assets into the Company on a significantly better timeline than was initially projected and with cost savings that were significantly better than had been anticipated. In addition, during 2003 the Company divested certain non-core assets that were part of the Genuity transaction, which generated approximately $36 million in cash consideration to the Company.

        Based on the achievement of these objectives and for aggressively pursuing the implementation of Level 3's business plan, Mr. Crowe was awarded a cash bonus of $5,500,000 and a total of 213,078 Outperform Stock Options in 2003.

  Equity Compensation

        The Committee approves, either directly or through delegated authority to Level 3's senior management, all awards made under the Level 3 1995 Stock Plan. Periodically the Committee approves grants to existing employees and also approves awards to new employees as an incentive to join Level 3. Awards made to the Company's named executive officers and certain other key employees are approved by a subcommittee of the Compensation Committee comprised of Messrs. Bay, Netravali and Yanney.

The Compensation Committee:

Mogens C. Bay Richard R. Jaros	Arun Netravali Michael B. Yanney, Chairman

  For the year ended December 31, 2003

Stock Ownership Guidelines

        The Compensation Committee has adopted guidelines for Level 3 Common Stock ownership by directors, the Vice Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the Chief Financial Officer, Executive Vice Presidents and the Controller. These guidelines are based on a dollar value of the Level 3 Common Stock. The following table summarizes these guidelines.

CEO	$10,000,000
COO/President/Vice Chairman	$2,500,000
Executive Vice Presidents/CFO	$1,000,000
Controller	$500,000
Directors	$250,000

The Compensation Committee will review these guidelines at least annually, and may update or modify the guidelines based on a variety of factors including the composition of the Company's senior management team and stock market conditions. Stock held by the individual, his or her spouse and minor children, along with shares of Level 3 Common Stock held in the individual's Level 3 401(k) Plan account and in trusts for the benefit of these individuals will be included for purposes of determining the individuals satisfaction of the ownership guidelines.

        The Compensation Committee has concluded that grants of restricted stock will not be made to assist individuals in meeting the ownership guidelines. In addition, the Compensation Committee has concluded not to force individuals to make either private or open market purchases of Level 3 Common Stock to meet the ownership guidelines. Rather, the Compensation Committee has concluded that until such time as the individual is in compliance with these guidelines, 25% of the after tax value of any Outperform Stock Option exercise or restricted stock grant that has vested should be held by the individual in the form of shares of Level 3 Common Stock until such time as the guideline has been met. The failure of an individual to make a good faith effort to meet the guidelines in a timely manner and to maintain their compliance with the guidelines will be a significant factor in the Compensation Committee's and senior management's determinations of the individual's future bonus payments and long term incentive compensation awards.

Executive Compensation Summary

        The table below shows the annual compensation of the chief executive officer and the next four most highly compensated executive officers of the Company for the 2003 fiscal year (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock award(s) (#)	Securities underlying Options/SARs (#)(1)	All Other Compensation ($)(2)
James Q. Crowe CEO	2003 2002 2001	374,615 365,000 364,423	5,500,000 2,511,862 2,510,494	— 4,968 7,960	— — —	— — —	18,000 — 8,500
Kevin J. O'Hara President and COO	2003 2002 2001	369,615 360,000 357,692	2,500,000 1,511,700 510,350	— 27,237 23,967	— — —	— — —	6,000 40,124 34,234
Charles C. Miller, III Vice Chairman and Executive Vice President(3)	2003 2002 2001	357,692 300,000 300,000	2,000,000 1,134,750 383,625	— — —	— — —	— — —	18,000 46,812 38,566
Thomas C. Stortz Executive Vice President and Chief Legal Officer	2003 2002 2001	309,707 291,200 268,731	900,700 1,133,501 669,300	— — —	— — —	— — —	6,000 141,182 55,741
Sunit S. Patel CFO(4)	2003	230,769	618,250	—	208,344	—	12,000

(1)
See discussion below regarding Outperform Stock Option grants.

(2)
The amounts in this column for 2003 represent employer matching contributions to the Named Executive Officers' 401(k) Plan accounts, profit sharing contributions that were also made to the Named Executive Officers' 401(k) Plan accounts for 2003 as well as for 2002 profit sharing contributions that were made to the Named Executive Officers' 401(k) Plan accounts for 2002. In each case, the contributions made by Level 3 were made in the form of units of Level 3 Common Stock as part of the Level 3 401(k) Plan.

(3)
Mr. Miller joined the Company as Vice Chairman and Executive Vice President in February 2001. Effective at the 2004 Annual Meeting, Mr. Miller will no longer be Vice Chairman.

(4)
Mr. Patel joined the Company in March 2003.

        No Named Executive Officer received any stock options (see below for a description of the grants of Outperform Stock Options to the Named Executive Officers), stock appreciation rights ("SARs") or long-term incentive performance ("LTIP") payouts for the fiscal year ended December 31, 2003.

Aggregate Options/SAR Exercises and Fiscal Year End Option/SAR Value Table

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)
Name	Shares Acquired on Exercise	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James Q. Crowe	—	—	—	—	—	—
Kevin J. O'Hara	—	—	500,000	—	$137,500	—
Charles C. Miller, III	—	—	—	—	—	—
Thomas C. Stortz	—	—	—	—	—	—
Sunit S. Patel	—	—	—	—	—	—

(1)
On December 31, 2003 (the last trading day of 2003), the last reported sale price for the Level 3 Common Stock as reported by The Nasdaq Stock Market was $5.70.

Outperform Stock Option Grants

        The Company's Outperform Stock Option program is the primary component of Level 3's long term incentive, stock-based compensation programs. The OSO program was designed by the Company so that the Level 3 Common Stock price must increase relative to the performance of a broad-based, market stock index before OSO holders receive any return on their options. In other words, the Level 3 Common Stock price must pass a "hurdle" of a stock index growth prior to the OSO having any value upon exercise. Currently, the broad-based, market stock index used in the OSO program is the S&P® 500 Index, although the Compensation Committee reserves the right to select another broad-based, market stock index for use in this program. In July 2000, the Company adopted a convertible outperform stock option program, ("C-OSO") as an extension of the existing OSO plan. The program is a component of the Company's ongoing employee retention efforts and offers similar features to those of an OSO, but provides an employee with the greater of the value of a single share of the Company's common stock at exercise, or the calculated OSO value of a single OSO at the time of exercise.

        The following table summarizes OSO program grants to the Named Executive Officers during 2003.

OSO Program Grants In Last Fiscal Year†

	Individual Grants		Total Number of Awards at FY-End (#)(1)		Value of Total Unexercised In-the Money Awards at FY-End ($)(2)
Name	Number of Awards Granted(3)	Expiration Date	Exercisable	Unexercisable	Exercisable	Unexercisable
James Q. Crowe OSO Awards	106,539 35,513 35,513 35,513	01/01/07 04/01/07 07/01/07 10/01/07	1,989,469	840,441	9,510,635	777,594
Kevin J. O'Hara OSO Awards	54,510 18,710 18,710 18,710	01/01/07 04/01/07 07/01/07 10/01/07	938,145	414,388	4,865,869	394,161
Charles C. Miller, III OSO Awards	39,642 13,214 13,214 13,214	01/01/07 04/01/07 07/01/07 10/01/07	886,727	286,208	3,538,854	283,018
Thomas C. Stortz OSO Awards	8,259 8,259 8,259 8,259	01/01/07 04/01/07 07/01/07 10/01/07	356,946	52,139	1,681,037	117,729
Sunit S. Patel OSO Awards	8,259 8,259 8,259	04/01/07 07/01/07 10/01/07	—	24,777	—	—

†
The Board, acting through the Compensation Committee, determined that the irrevocable waiver by the Company's CEO, COO, Group Vice Presidents and each of the members of the Board of their respective rights to exercise any Outperform Stock Options ("OSOs") or Convertible Outperform Stock Options ("C-OSOs") granted to them during 2001 and the first quarter of 2002 would be modified to permit the exercise of OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 up to an aggregate of 800,000 shares of the Level 3 Common Stock. These irrevocable waivers were initially granted in the spring of 2002. In the Company's definitive proxy statement for the 2002 Annual Meeting of Stockholders, the Company indicated that although the Company believes that the existing grants of long term incentive ("LTI") compensation awards were necessary to attract, retain, motivate and reward the people necessary to implement the Company's business plan, the Board believes that these levels of LTI compensation awards could, in the case of relatively strong common stock price growth (that is, stock price appreciation that is in excess of at least 100% per year from current price levels), lead to the need to use a significant amount of the Company's available cash for the settlement of OSO exercises. The waivers of the right to exercise OSOs and C-OSOs were granted in response to this possibility. In its definitive proxy statement, the Company also stated that although these waivers were granted without any conditions, the Board reserved the right to modify or terminate these waivers, in whole or in part, in its sole discretion, based on among other factors, the rate at which employees exercise awards issued under the Company's 1995 Stock Plan, the rates of employee attrition, or a combination of these factors or other relevant factors, in determining whether to modify or terminate, in whole or in part, these waivers over time.

(1)
For OSOs granted prior to August 2002, vesting is in equal quarterly installments over two years. For OSOs granted after August 2002, 50% of the award vests on the first anniversary of the award, and the remaining 50% vests in equal quarterly installments so that the award is fully vested at the end of the second year after the date of the award. No OSO award, including a vested OSO award, granted prior to March 1, 2001 can be exercised until the second anniversary of the date of its grant. OSOs awarded after the March 1, 2001 awards can be exercised upon vesting. OSOs awarded after August 1, 2002 can be exercised upon vesting, subject to a portion of such awards that can not be exercised until the second anniversary of the date of its grant. The OSO awards provide for acceleration of vesting and the lifting of the two year prohibition on exercise (with respect to OSO awards granted prior to March 1, 2001 and OSO awards granted after August 1, 2002) in the event of a change of control, as defined in the Level 3 1995 Stock Plan, as amended.

(2)
OSO value at December 31, 2003 has been computed based upon the OSO formula and multiplier as of that date and the closing sale price of the Level 3 Common Stock on that date. The value of an OSO is subject to change based upon the performance of the Level 3 Common Stock relative to the performance of the S&P® 500 Index from the time of the grant of the OSO award until the award has been exercised. Since the value of an OSO depends on the degree to which the Level 3 Common Stock outperforms the S&P® 500 Index, neither the grant date present value nor the potential realizable value at assumed rates of stock price appreciation can be reliably calculated.

(3)
OSOs have an initial exercise price that is equal to the closing market price of the Level 3 Common Stock on the trading day immediately prior to the date of grant. This exercise price is referred to as the Initial Price. When an employee elects to exercise an OSO, the Initial Price is adjusted upward or downward—as of the date of that exercise—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSOs.

Certain Relationships and Related Transactions

        The Company permits the personal use of its aircraft by certain members of senior management of the Company. This personal use of the Company's aircraft is done pursuant to an Aircraft Time-Share Agreement, which provides that the Company will charge the individual the cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The Company received a total payment in the amount of $146,330.50 from Mr. Crowe under his agreement for the period January 1, 2003 to December 31, 2003, and a total payment in the amount of $134,106.30 from Mr. Kevin J. O'Hara, President, and Chief Operating Officer under his agreement for the same period.

        Messers. Scott and Bay are members of the Board of Directors of Peter Kiewit Sons', Inc. ("PKS") as well as members of the Board of the Company. Mr. Kenneth E. Stinson is the chief executive officer and a director of PKS and until May 2003 was a member of the Board of Level 3. In addition, until May 2003, Mr. Crowe was a member of the Board of Directors of PKS.

        On June 18, 1998, Level 3 entered into a contract with PKS for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction of the North America intercity network was completed during 2001. Level 3 has also entered into various other agreements with PKS including agreements for construction activities relating to its local networks, gateway facilities and its Broomfield, Colorado, headquarters facilities. For the year ended December 31, 2003, the Company paid approximately $4.0 million in aggregate costs under these agreements to PKS, of which the majority related to network construction activities.

        The Company issued approximately 9.8 million warrants to PKS as payment for certain construction services rendered in 2001. PKS subsequently sold equal parts of a total of 3,029,680 warrants to each of Mr. Scott, Chairman of the Board and William L. Grewcock, a former director of the Company. The warrants, which allow PKS to purchase Common Stock at $8 per share, were fully vested at issuance and will expire on June 30, 2009. The fair value of the warrants at the date of grant was $32 million, calculated using the Black-Scholes valuation model with a risk free interest rate of 4.8% and an expiration date of June 30, 2009. The Company used an expected volatility rate of 70% to value the warrants. The warrants also contain customary anti-dilution protections and registration rights including a single demand registration right exercisable after December 31, 2003 and unlimited co-registration or piggyback registration rights. During 2003, PKS and Level 3 resolved outstanding claims with regard to PKS' construction of Level 3's North American intercity network. In connection with this resolution, the Company paid to PKS $10 million that had been held in escrow pending the resolution of these disputes and received from PKS the return of warrants to purchase approximately 606,000 shares of Level 3 Common Stock with a value at the time of approximately $2.0 million. Subsequent to this resolution, PKS and Mr. Grewcock sold all of their warrants to purchase shares of Level 3 Common Stock to an institutional investor not affiliated with either PKS or the Company.

        Level 3 and PKS are parties to various aircraft operating agreements pursuant to which PKS provides Level 3 with aircraft maintenance, operations and related services. During 2003, Level 3 incurred costs to PKS of less than $263,725 pursuant to these agreements.

        In connection with the Split-off, Level 3 and PKS entered into various agreements intended to implement the Split-off, including a tax-sharing agreement.

        Tax Sharing Agreement.    Level 3 and PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the Split-off and with respect to certain tax attributes of Level 3 and PKS after the Split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the Split-off, Level 3 and PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the re-determination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

        The Tax Sharing Agreement also provides that Level 3 and PKS will indemnify the other from certain taxes and expenses that would be assessed on PKS and Level 3, respectively, if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. Under the Tax Sharing Agreement, if the Split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the Split-off (together, "Split-off Taxes") would be allocated 82.5% to Level 3 and 17.5% to PKS. The Tax Sharing Agreement, however, provides that Split-off Taxes will be allocated one-half to each of Level 3 and PKS if a Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-off Taxes would be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to PKS if the Split-off were determined to be taxable, which are intended to compensate stockholders of PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

        Mine Management Agreement.    In 1992, PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which Kiewit Mining Group Inc. ("KMG"), a subsidiary of PKS, provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to 30%

of the adjusted operating income of the coal mining properties. Level 3 incurred expenses for services provided by KMG under the Mine Management Agreement of approximately $5.2 million for the year ended December 31, 2003. The term of the Mine Management Agreement expires on January 1, 2016.

        In connection with the Split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

THE 1995 STOCK PLAN PROPOSAL

        Subject to the requisite affirmative stockholder vote at the Annual Meeting, the Board has adopted an amendment to the Company's 1995 Stock Plan (Amended and Restated as of April 1, 1998 and further amended on July 24, 2002) (the "Plan") increasing the aggregate number of shares of common stock of Level 3 Communications, Inc. (the "Shares") reserved for issuance thereunder by 80,000,000 Shares to a total of 164,302,427 Shares at March 31, 2004. For purposes of this discussion, these 164,302,427 Shares are referred to as the "Reserved Shares."

        The Company is seeking stockholder approval of this change to the Plan in order to comply with the requirements of The Nasdaq Stock Market as well as Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary of the Plan that is included in this Proxy Statement is qualified in its entirety by express reference to the text of the Plan, a copy of which is on file with the Securities and Exchange Commission.

Compensation Philosophy Background

        The Company continues to believe that a critical component of its future success is its ability to attract, retain and motivate individuals who possess the skills necessary to grow Level 3's business. As part of its efforts to satisfy this need, management and the Compensation Committee of the Board believe that the Company's compensation philosophy needs to reflect the Company's core beliefs about rewarding its employees. These core beliefs include:

  •
  employee ownership as a demonstration of an economic stake in the Level 3 business that aligns employees' interests with those of our stockholders;

  •
  employees sharing appropriately with investors in the value that their results help to create;

  •
  compensation principles that are broad based and intended to be appropriate across business groups—communications and information services—and within each business group, provide all employees with the opportunity to participate in compensation programs based on the value that they help to create; and

  •
  the creation and maintenance of a work environment that encourages each individual to perform to his or her potential and facilitates cooperation towards shared goals.

        With respect to compensation programs that reflect these core beliefs, the Company believes that short-term financial rewards alone are not sufficient to attract and retain qualified employees. A properly designed long-term compensation program is a necessary component of employee recruitment and retention. In this regard the Company's philosophy is to pay annual cash salary compensation for executives that is moderately less than the annual cash salary compensation paid by competitors and a performance-based cash bonus, which, if the Company's goals are met, when added to the annual salary results in a total annual cash compensation that is moderately greater than the total annual cash compensation paid on average by competitors. In addition, employees may, from time to time, receive additional cash bonus compensation relating to the individual employee's contribution to the Company achieving special initiatives or programs.

  Long Term Incentive Compensation

        The Compensation Committee also believes that a critical component of Level 3's compensation philosophy is having the ability to provide appropriate incentives to employees through a long term incentive program that is tied to stock price performance. The Company currently has two complementary, equity based, long term incentive or LTI programs. The first is an innovative stock-indexed program referred to as the Outperform Stock Option or OSO program, which is administered under the Plan. The second is a 401(k) Plan matching contribution in the form of shares of Level 3 Common Stock equal to up to 7% of eligible earnings or regulatory limits for 401(k) Plan contributions. Contributions by Level 3 to employees' 401(k) Plan accounts are not made from Reserved Shares.

        The Company continues to believe that the qualified candidates it seeks, as well as the current employees it wants to retain and motivate, place particular emphasis on equity-based, LTI programs. In determining the type of equity based LTI compensation to deliver, Level 3 has historically designed its compensation programs based on the performance of the Level 3 Common Stock between the date that an award is made and the date that the award is exercised by the employee.

        OSOs are currently designed to provide the Company's employees with the incentive to maximize stockholder value and to reward employees only when the price of the Level 3 Common Stock outperforms the S&P 500® Index between the date of grant and the date that the OSO is exercised. OSOs generally have a four year life and vest 50% at the end of the first year after grant, with the remaining 50% vesting in four equal quarterly installments so that the OSOs are fully vested by the end of the second year after grant.

        OSOs have an initial exercise price that is equal to the closing market price of the Level 3 Common Stock on the trading day immediately prior to the date of grant. This exercise price is referred to as the Initial Price. When an employee elects to exercise an OSO, the Initial Price is adjusted upward or downward—as of the date of that exercise—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSOs.

        Since a core belief of the Company's compensation philosophy is to have employees share appropriately with the Company's stockholders in the value that the employees' efforts creates, the value of the OSO will increase as the price of the Level 3 Common Stock increases relative to the performance of the S&P® 500 Index over time. This increase in value is attributable in part to the use of a "success multiplier." For OSOs that were granted prior to August 19, 2002, the success multiplier ranges from zero to eight—depending upon the performance of the Level 3 Common Stock relative to the S&P 500® Index as shown in the following table. For OSOs that were granted on and after

August 19, 2002, the success multiplier ranges from zero to four—depending upon the performance of Level 3 Common Stock relative to the S&P 500® Index as shown in the following table.

	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
If Level 3 Stock Outperforms the S&P 500® Index by (the "Outperformance Percentage"):	Pre August 19, 2002 Grants	August 19, 2002 and Later Grants
0% or Less	0.00	0.00
More than 0% but Less than 11%	Outperformance Percentage multiplied by 8/11	Outperformance Percentage multiplied by 4/11
11% or More	8.00	4.00

For a more detailed description of the mechanics of the OSO program, see "Awards—Options—Outperform Stock Options (OSOs), below.

        The Company's OSO program has been the primary component of Level 3's stock based LTI compensation programs. The Company designed the OSO program so that the Level 3 Common Stock price performance must exceed a broad-based, market stock index before OSO holders receive any return on their options. In other words, the Level 3 Common Stock price must pass a "hurdle" of a stock index growth prior to the OSO having any value upon exercise. Currently, the broad-based, market stock index used in the OSO program is the S&P 500® Index, although the Compensation Committee reserves the right to select another broad-based, market stock index for use in this program.

        The Company's OSO program differs from LTI programs adopted by many public companies in which employees typically receive conventional non-qualified stock options or NQSOs. NQSO programs generally award the recipient the right to purchase stock at a fixed price, typically the price on the date the NQSO was granted. While widely adopted, the Company believes that NQSO programs when used as a primary means of delivering LTI compensation sometimes:

  •
  reward employees even if company stock price performance is inferior to an investment in a broad-based market index; and

  •
  fail to provide a preferred return on stockholders' invested capital over the return to option holders.

The Company believes that the OSO program is superior to NQSO programs with respect to these issues. Unlike NQSOs, participants in the OSO program do not realize any value from OSOs unless the Level 3 Common Stock price outperforms the S&P 500® Index. On the other hand, to the extent that the Level 3 Common Stock significantly outperforms the S&P 500® Index, the value of OSOs would exceed the value of an equivalent number of NQSOs.

        Over the course of the past months, the Compensation Committee has once again reviewed a variety of long term incentive programs to determine in their judgment what type of program is best suited to attract, retain and motivate the type of individuals that Level 3 is seeking as employees and is consistent with the Company's compensation philosophy. Based on this review, which included the retention of a third party compensation consultant, the Compensation Committee continues to believe that an OSO-style program is the best long term incentive compensation program to attract, retain and motivate the type of individuals that the Company is seeking. In addition, both Compensation Committee and senior management continue to believe that an OSO-style program better aligns employees' and stockholders' interests by basing the value of long term incentive compensation on the Company's ability to outperform the market in general, as measured by the relative performance of the Company's common stock to the S&P 500® Index.

Rationale for Increase in Number of Reserved Shares

  Determination of LTI Award Levels

        In December 1997, the Company's stockholders approved the reservation of 35,000,000 shares of Common Stock for purposes of the Plan, which amount was automatically increased to 70,000,000 as a result of the Company's dividend of a single share of Level 3 Common Stock for each outstanding share of Level 3 Common Stock in August 1998. This dividend is sometimes referred to as a "2 for 1 stock split." Although the Plan provides for a wide variety of long term incentive awards including the issuance of NQSOs and restricted stock as well as the Company's former Shareworks program, LTI compensation for the Company's employees has primarily been in the form of OSO awards.

        In determining the levels of grants of LTI compensation in the form of awards under the OSO program, the Company has strived to deliver on average no more than approximately 25 percent of the aggregate "outperformance" value of the Level 3 Common Stock to employees. The Compensation Committee defines "outperformance" as the increase in the price of a share of Level 3 Common Stock from the date of grant of an award until the date of exercise of that award, relative to the increase in a broad-based, market stock index such as the S&P 500® Index.

        From 1998 until the early portion of 2001, the number of OSOs granted to an employee was based on the amount of LTI compensation that the employee was targeted to receive. Based on the level of the Level 3 Common Stock price during the later part of that period, the number of awards that were required to be made in order to continue to deliver the desired amount of LTI compensation to the Company's employees resulted in the grant of awards at levels that under situations of very strong Level 3 Common Stock price performance would have exhausted the number of Reserved Shares under the Plan at that time.

        In early 2002, the Compensation Committee determined that LTI compensation awards were to be set at levels necessary to control the overall amount of dilution to public stockholders, even in the event of extreme common stock price appreciation, while maintaining the goal of delivering on average no more than approximately 25 percent of the aggregate outperformance value, that is, the amount of value created in excess of the return on the S&P 500® Index over the same period, to employees. In addition, in August 2002, the features of the OSO awards were changed to reduce the success multiplier to four, down from eight, and the Compensation Committee significantly reduced the level of LTI compensation awards to employees from prior years' levels.

        The Compensation Committee concluded that if modifications to the LTI compensation grants were not made, in situations of relatively strong Level 3 Common Stock price performance (that is, stock price appreciation that is in excess of at least 100% per year from 2002 price levels), LTI compensation awards could lead to unacceptable levels of dilution to public stockholders and the delivery of an unacceptable percentage of the aggregate outperformance value to employees.

        These actions by the Compensation Committee would not have allowed the OSO program to continue beyond July 2002 without an increase in the amount of Reserved Shares. As a result, in order to be able to continue the Company's LTI compensation programs through the middle of 2003, in July 2002, the Company sought, and received, the stockholders' approval of a 50,000,000 share increase in the number of shares reserved for issuance under the Plan.

  Shares Used To Date; Pool of Reserved Shares

        As of March 31, 2004, the Company has issued 35,697,573 shares of Level 3 Common Stock in connection with the exercise of all awards issued under the Plan since April 1, 1998. As of March 31, 2004, the number of awards under the Plan—both vested and unvested, including, OSOs, NQSOs, Shareworks and restricted stock—would require the issuance of 15,629,156 shares of Level 3 Common Stock if all of those awards had been exercised on that date (assuming a value for all of those awards based on a Level 3 Common Stock price of $4.00 on March 31, 2004). Based upon the number of shares outstanding on March 31, 2004, the number of shares already issued under the Plan through March 31, 2004, plus the number of shares issuable upon exercise of all outstanding awards under the Plan is approximately 7.4% of the outstanding shares of Level 3 Common Stock as of March 31, 2004.

        The grant of traditional NQSOs requires the use of one share of common stock reserved under the plan for each share to be issued upon exercise of the NQSO. Only a single share is required to be used from the share reserve because the maximum number of shares that can be issued upon exercise can not exceed the number of shares specified in the grant of the NQSO. This maximum number is therefore easily identified and is fixed for administration purposes at the time of grant.

        In contrast to an NQSO, the features of the OSO program—including the use of a success multiplier and the fact that the number of shares issued upon exercise is determined based on the relative performance of the Level 3 Common Stock versus the S&P 500® Index—require the Company to follow a "pool" methodology for managing the Reserved Shares when awarding OSOs. The determination of the number of shares to reserve or allocate for each OSO award results from a mathematical simulation that calculates the number of shares of Level 3 Common Stock that would be issued based on thousands of combinations of Level 3 Common Stock price performance, S&P 500® Index performance and employee exercise patterns over various periods of time. The goal for the allocation is to ensure, as accurately as reasonably possible, that in virtually all stock price growth scenarios, there will be sufficient Reserved Shares available to satisfy all exercises of awarded OSOs through the issuance of Reserved Shares.

        To appropriately manage the pool of Reserved Shares when granting awards of OSOs, today, the Compensation Committee has reserved approximately 5.6 Shares from the total Reserved Shares for each OSO awarded with an eight times success multiplier and approximately 2.8 Shares from the total Reserved Shares for each OSO awarded since August 2002 with a four times success multiplier. These share reservations have been, and may continue to be, modified from time to time based on changes in market conditions. These high share allocations are appropriate even though since April 1998 the average number of shares of Level 3 Common Stock issued upon exercise of OSOs with an eight times multiplier has been approximately 3.05 Shares and approximately 0.45 Shares for OSOs with a four times multiplier.

        The Company has also taken other steps to ensure that the number of Reserved Shares used to settle OSO exercises does not exceed the total number of Reserved Shares. These steps include an analysis that is performed on a regular basis that considers:

  •
  historical Level 3 Common Stock price and S&P 500® Index performance;

  •
  historical OSO exercise patterns by employees;

  •
  the number of OSOs that have been forfeited, either by expiring without any value or because of employee attrition; and

  •
  weekly reports that track the number of shares issued upon OSO exercises.

        In July 2002, the Company indicated in its proxy statement for the 2002 Annual Meeting of Stockholders that the increase in the number of Reserved Shares would be sufficient to allow the LTI program using OSO grants to continue for a period of 12 months. The Company has been able to delay seeking additional Shares to add to the total Reserved Shares under the Plan for approximately 24 months. This delay was made possible in part as a result of:

  •
  lower than expected share utilization for OSO exercises (that is, the number of Shares that have actually been issued upon exercise of outstanding OSO awards issued under the Plan has been less than the approximately 5.6 Shares or approximately 2.8 Shares that were set aside upon award of OSOs);

  •
  significant OSO expirations (that is, 6,172,961 OSOs since July 2002 have expired with zero or no value since the Level 3 Common Stock failed to outperform the S&P 500® Index from the date of grant of the OSO until the date of expiration);

  •
  a significant percentage reduction in LTI awards made to employees since August 2002; and

  •
  effective management of the Plan's pool of Reserved Shares.

  Need for Increase in Number of Reserved Shares

        The Compensation Committee believes that the pool of Reserved Shares is generally sufficient to allow the stock settlement of all OSOs that are either currently outstanding or scheduled to be awarded prior to May 18, 2004 at substantially all contemplated levels of Level 3 Common Stock price performance. However, the currently approved level of Reserved Shares is not sufficient to continue the OSO program on or after May 18, 2004 at award levels that are competitive in the marketplace.

        In order to continue to attract, retain and motivate the employees that are necessary to execute the Company's business plan, senior management and the Compensation Committee have concluded that LTI awards need to be increased. As part of the actions taken by the Compensation Committee and senior management to effectively manage the pool of Reserved Shares, LTI awards made to employees over the last two years have been at a level significantly below the levels of prior years. The Compensation Committee and senior management believe, however, that current LTI award levels for Level 3 employees are below the LTI targets that are available elsewhere in the job marketplace. In other words, in the absence of an increase in the number of Reserved Shares, the Compensation Committee will not be able to continue the OSO program, and long term incentive compensation packages that are offered by the Company's competitors and other employers will be more attractive than the packages that the Company will be able to offer.

        As a result of the need to increase LTI award levels, and to continue the Company's current LTI compensation programs for the next 24 months, the Compensation Committee and the entire Board believe that the number of shares of Level 3 Common Stock to be reserved for issuance under the Plan should be increased by the requested 80,000,000.

Ramifications of Failure to Receive Approval

        Based on the recommendation of the Compensation Committee, the Board believes that the stockholders' failure to approve the proposal to increase the number of shares reserved for issuance under the Plan would require the redesign of the Company's compensation programs that could require the Company to use a significantly greater portion of its cash on hand and cash generated by operations to compensate its employees. In addition, the Company would not be able to continue the OSO program—a program that the Compensation Committee continues to believe achieves the goal of aligning employees' and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the relative performance of the Company's common stock to the S&P 500® Index.

Administration

        The Plan is administered by the Compensation Committee. The Compensation Committee, in its sole discretion, determines which individuals may participate in the Plan and the type, extent and terms of the Awards to be granted. In addition, the Compensation Committee interprets the Plan and makes all other determinations with respect to the administration of the Plan.

Awards

        The Plan allows for the grant of options ("Options"), restricted Shares ("Restricted Shares") and other Share-based awards (Options, Restricted Shares and other Share-based awards are referred to herein as "Awards") to employees and non-employee directors of, and persons or entities which provide significant services to, the Company and its affiliates who are selected by the Compensation Committee for participation. As of March 31, 2004, the approximate number of persons eligible to participate in the Plan was 3,430. The Board has determined that the additional 80,000,000 Shares reserved for issuance under the Plan will be used only in connection with the granting and settlement of exercise of indexed stock options or OSOs. In addition, the Compensation Committee has determined that for OSOs that are granted after May 18, 2004, to the extent that the settlement of the exercise of these OSOs is made in cash paid by the Company rather than with the issuance of Reserved Shares, that the number of Reserved Shares would be permanently reduced. The determination of how many shares would be removed from the pool of Reserved Shares would be the result of the formula:

Total Cash Proceeds ÷ Market Price

where "Total Cash Proceeds" means the total cash proceeds paid by the Company upon the OSO exercise, and "Market Price" means the closing price for the Level 3 Common Stock on the trading day immediately prior to the date of any such payment.

        In order to qualify as a "performance based compensation" as defined under Internal Revenue Code Section 162(m), the Plan is required to indicate the maximum number of OSOs and Options an individual may be granted during any calendar year. Therefore, for purposes of Section 162(m), the maximum number of OSOs and Options that any individual can receive under the Plan in any single calendar year is 3,000,000. This limitation will be determined prior to the application of the OSO performance multiplier (the "Multiplier"), where the Multiplier is based on the comparative performance of the Level 3 Common Stock price to the S&P 500® Index.

        Options.    Options granted under the Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"); provided, however, that ISOs may only be granted to participants who are also employees of the Company or a subsidiary corporation within the meaning of Section 424 of the Code. The terms of Options granted under the Plan will be set out in option agreements between the Company and participants which will contain such provisions as the Compensation Committee from time to time deems appropriate, including the exercise price and expiration date of such Options. The exercise price of the Options is determined by the Compensation Committee at the time of grant, provided that in the case of ISOs, the exercise price must be at least the fair market value of the Shares on the date of grant. Upon the exercise of an Option, the amount due the Company may be paid by the holder of the Option (a) in cash; (b) by the surrender of all or part of an Option; (c) by the tender to the Company of Shares acquired by the holder on the open market or owned by the holder for at least six months and registered in his or her name having a fair market value equal to the amount due to the Company; (d) by delivering to the Compensation Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price, in the case of an Option; (e) in other property, rights and credits deemed acceptable by the Compensation Committee, including a promissory note; or (f) by any combination of the payment methods specified in (a) through (e). Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Compensation Committee or if and to the extent so provided in the related option agreement.

        Outperform Stock Options (OSOs).    As discussed above, the Compensation Committee may grant OSOs under the Plan. OSOs are currently designed to provide management with the incentive to maximize stockholder value and to reward the members of management only when the Share price outperforms the S&P 500® Index. The term of an OSO shall be four (4) years from the date of grant (subject to a shorter period upon termination of employment with the Company) after which the OSO shall expire.

        OSOs are granted with an initial exercise price equal to the fair market value on the date of grant. This initial exercise price is adjusted, over time, upward or downward as of the date of exercise of the OSOs by a percentage equal to the aggregate percentage increase or decrease (expressed as a whole percentage point followed by three decimal places) in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSOs. This exercise price as adjusted is referred to as the "Adjusted Price."

        The value of the OSO increases for increasing levels of outperformance. OSOs granted prior to August 19, 2002, have a success multiplier range from zero to eight depending upon the performance of Level 3 Common Stock relative to the S&P 500® Index. OSOs granted August 19, 2002, and later have a success multiplier range from zero to four depending upon the performance of Level 3 Common Stock relative to the S&P 500® Index.

        On the date of exercise, the gain on the OSO is determined by taking the Level 3 Common Stock price and subtracting the Adjusted Price. The success multiplier is then applied against this result to determine the final value of the exercised OSO.

        Upon exercise of an OSO, the Compensation Committee, in its sole discretion, will deliver to the holder with respect to and in cancellation of each Share as to which the OSO is exercised, either (a) a number of whole Shares with a fair market value on the trading day immediately preceding the date of exercise (rounded up to the nearest whole share) equal to the product of (A) the fair market value of a Share on the trading day immediately preceding the date of exercise, less the Adjusted Price, multiplied by (B) the Multiplier, (b) cash equal to the aggregate value of the Shares determined pursuant to clause (a) above, or (c) a combination of Shares and cash, in any proportion the Compensation Committee may determine, having the same aggregate value as the Shares determined pursuant to clause (a) above, in each case subject to withholding by the Company.

        In addition, the Compensation Committee has determined that for OSOs that are granted on or after May 18, 2004, to the extent that the settlement of the exercise of these OSOs is made in cash paid by the Company rather than with the issuance of Reserved Shares, that the number of Reserved Shares would be permanently reduced. The determination of how many shares would be removed from the pool of Reserved Shares would be the result of the formula:

Total Cash Proceeds ÷ Market Price

where "Total Cash Proceeds" means the total cash proceeds paid by the Company upon the OSO exercise, and "Market Price" means the closing price for the Level 3 Common Stock on the trading day immediately prior to the date of any such payment.

        In response to changing economic and competitive conditions, the Compensation Committee may modify the terms of OSOs that are issued in the future, but the terms of such a grant must require the Level 3 Common Stock to have outperformed a broad-based, market stock index before the award has any exercise value.

        Restricted Shares.    Restricted Shares may be granted by the Compensation Committee in its sole discretion, and such Shares will become unrestricted in accordance with a schedule established by the Compensation Committee. Except as set forth in an agreement relating to Restricted Shares, each person who is awarded Restricted Shares will have the entire beneficial ownership of, and all rights and privileges of a stockholder with respect to, the Restricted Shares awarded to him or her, except that Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during the restricted period set by the Compensation Committee.

        Other Share-based Awards.    The Compensation Committee may grant any other Share or Share-related awards to an eligible person under the Plan that the Compensation Committee deems appropriate, including, but not limited to, stock appreciation rights, bargain purchases of Shares, bonuses of Shares and the grant of Shares based on performance or upon the satisfaction of other conditions.

Adjustments for Recapitalization, Merger, etc. of the Company

        The aggregate number of Shares available under the Plan, Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of Shares subject to all Awards and the maximum number of shares with respect to which any one person may be granted Awards shall be subject to adjustment or substitution, as determined by the Compensation Committee in its sole discretion, as to the number, price or kind of a Share or other consideration subject to such Awards or as otherwise determined by the Compensation Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

        Notwithstanding the above, in the event that (i) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity; (ii) all or substantially all of the assets of the Company are acquired by another person; (iii) the reorganization or liquidation of the Company; or (iv) the Company shall enter into a written agreement to undergo an event described in clauses (i), (ii) or (iii) above, then the Compensation Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other stockholders of the Company in the event.

Change of Control

        The Compensation Committee, in its sole discretion, may (but need not) provide in any Award agreement that, in the event of a Change in Control (as defined in the Plan), notwithstanding any vesting schedule otherwise effective with respect to the Award, (i) in the case of Options or stock appreciation rights, the Award shall become immediately exercisable with respect to 100 percent of the Shares subject thereto, (ii) in the case of Restricted Shares, any restrictions shall expire immediately with respect to 100 percent of such Restricted Shares and (iii) in the case of any other Award, any other vesting or restricted period to which such Award is subject shall expire as to 100 percent of such Award.

Shares Subject to the Plan

        Subject to the requisite affirmative stockholder vote at the Annual Meeting, the total number of Shares reserved for issuance under the Plan is 164,302,427 as of March 31, 2004. The Compensation Committee has determined that the additional 80,000,000 Shares reserved for issuance under the Plan will be used only in connection with the granting of, or settlement of exercise of, OSOs. Warrants to purchase shares of Level 3 Common Stock that are currently outstanding do not require the use of Reserved Shares upon exercise of those warrants.

Market Value

        The closing price of the Shares on The Nasdaq Stock Market on March 31, 2004 was $4.00 per share.

Amendment and Termination

        The Compensation Committee may amend the Plan from time to time, as it deems appropriate. The Compensation Committee, however, may not amend any provision relating to ISOs, the Plan's share reserve or the provision relating to Plan amendment without the approval of the Board. No amendment to this Plan may deprive a participant of any Award or rights with respect to an Award without the participant's consent.

Tax Gross-Up

        The Compensation Committee, in its sole discretion, may (but need not) provide in any Award agreement for the payment of additional amounts in respect of the Award in order to make a Participant whole for some or all of the excise taxes imposed on a participant pursuant to Section 4999 of the Code in the event that the grant, exercise, vesting or payment of such Award is deemed to be an "excess parachute payment" for purposes of Section 280G of the Code.

Federal Tax Consequences

        The following is a brief discussion of the Federal income tax consequences of transactions with respect to Options and OSOs under the Plan based on the Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe any state or local tax consequences. Holders of awards under the Plan should consult with their own tax advisors.

        ISOs.    No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Shares are issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (i) upon the sale of such shares, any amount realized in excess of the Option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for Federal income tax purposes.

        If the Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally, (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Shares at exercise (or, if less, the amount realized on the disposition of such Shares) over the exercise price paid for such Shares and (ii) the Company will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the Shares will be taxed as short-term or long-term capital gain (or loss), depending on how long the Shares have been held, and will not result in any deduction by the Company.

        If an ISO is exercised more than three months following termination of employment (subject to certain exceptions for disability or death), the exercise of the Option will generally be taxed as the exercise of a NQSO, as described below.

        For purposes of determining whether an optionee is subject to alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the Shares so acquired, in the same manner as if the optionee had exercised a NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

        NQSOs.    With respect to NQSOs: (i) no income is realized by the optionee at the time the Option is granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the Fair Market Value of the shares on such date over the exercise price, and the Company is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

        OSOs.    Participants who receive OSOs will be taxed at ordinary income rates, at the time an OSO is exercised, on the fair market value of the Shares and cash received in connection with such exercise, and the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized.

Special Rules Applicable to Corporate Insiders

        As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of Section 16(b) utilized, officers and directors of the Company and persons owning more than 10 percent of the outstanding shares of stock of the Company ("Insiders") may not receive the same tax treatment as set forth above with respect to the Options and other Share-based awards. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to the sale of such Shares. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular Award.

New Plan Benefits

        The grant of OSOs, Options, Restricted Shares and other Share-based awards under the Plan is entirely within the discretion of the Compensation Committee. As of the date of the mailing of this proxy statement, the Company cannot determine the number of OSOs, Option, Restricted Share and other Share-based awards that will be granted in the future. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the Plan.

        The Board unanimously recommends a vote FOR the approval of the 1995 Stock Plan Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of Level 3 Common Stock, as of April 1, 2004, by Level 3's directors, the Named Executive Officers, and directors and executive officers as a group, and each person known by the Company to beneficially own more than 5% of the outstanding Level 3 Common Stock.

Name	Number of Shares of Common Stock†‡	Percent of Common Stock Beneficially Owned‡
James Q. Crowe(1)	6,923,929	1.0%
Kevin J. O'Hara(2)	1,621,176	*
Charles C. Miller, III(3)	310,784	*
Thomas C. Stortz(4)	593,763	*
Sunit S. Patel	208,334	*
Walter Scott, Jr.(5)	37,432,833	5.2
Mogens C. Bay(6)	75,891	*
Arun Netravali	53,546	*
Richard R. Jaros(7)	3,556,144	*
Robert E. Julian(8)	4,097,471	*
David C. McCourt(9)	155,646	*
John T. Reed(10)	69,445	*
Colin V.K. Williams(11)	212,012	*
Michael B. Yanney(12)	147,271	*
Directors and Executive Officers as a Group (19 persons)(13)	56,464,649	7.7
Southeastern Asset Management, Inc.(14).	128,466,381	19.0
Legg Mason(15)	70,822,200	10.5

*
Less than 1%.

†
It is the Company's practice to include in this table the number of shares of Level 3 Common Stock issuable upon exercise of Outperform Stock Options, if any, which are exercisable within 60 days. The value of the Outperform Stock Options is dependent upon the extent to which the Level 3 Common Stock has outperformed the results of the S&P® 500 Index. The number of shares of Level 3 Common Stock issuable upon exercise of an Outperform Stock Option has been calculated based upon the closing price of the Level 3 Common Stock on March 31, 2004. The number of shares issuable upon exercise of an Outperform Stock Option is therefore subject to change to the extent that the relationship between the price of the Level 3 Common Stock and the results of the S&P® 500 Index change.

‡
The Board, acting through the Compensation Committee, determined that the irrevocable waiver by the Company's CEO, COO, Group Vice Presidents and each of the members of the Board of their respective rights to exercise any Outperform Stock Options ("OSOs") or Convertible Outperform Stock Options ("C-OSOs") granted to them during 2001 and the first quarter of 2002 would be modified to permit the exercise of OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 up to an aggregate of 800,000 shares of the Level 3 Common Stock. These irrevocable waivers were initially granted in the spring of 2002. In the Company's definitive proxy statement for the 2002 Annual Meeting of Stockholders, the Company indicated that although the Company believes that the existing grants of long term incentive ("LTI") compensation awards were necessary to attract, retain, motivate and reward the people necessary to implement the Company's business plan, the Board believes that these levels of LTI compensation awards could, in the case of relatively strong common stock price growth (that is, stock price appreciation that is in excess of at least 100% per year from current price levels), lead to the need to use a significant amount of the Company's available cash for the settlement of OSO exercises. The waivers of the right to exercise OSOs and C-OSOs were granted in response to this possibility. In its definitive proxy statement, the Company also stated that although these waivers were granted without any conditions, the Board reserved the right to modify or terminate these waivers, in whole or in part, in its sole discretion, based on among other factors, the rate at which employees exercise awards issued under the Company's 1995 Stock Plan, the rates of employee attrition, or a combination of these factors or other relevant factors, in determining whether to modify or terminate, in whole or in part, these waivers over time.

(1)
Includes 520,000 shares of Level 3 Common Stock held by The Cherry Creek Trust, of which Mr. Crowe is the sole beneficiary. This number includes 523,954 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(2)
Includes 46,000 shares of Level 3 Common Stock held by Kevin J. O'Hara Family LTD Partnership. Includes 500,000 shares of Level 3 Common Stock subject to vested non-qualified stock options. Also includes 268,069 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(3)
Includes 194,960 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(4)
Includes 105,812 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs and 88,198 shares of Level 3 Common Stock issuable upon the exercise of vested C-OSOs.

(5)
Includes 99,700 shares of Level 3 Common Stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers and 383,503 shares of Level 3 Common Stock issuable upon conversion of $25 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds and 3,251,275 shares of Level 3 Common Stock held indirectly by Mr. Scott. In addition, includes 1,514,840 shares of Level 3 Common Stock issuable upon the exercise of warrants held by Mr. Scott. Also includes 134,035 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(6)
Includes 5,119 of Level 3 Common Stock issuable upon exercise of vested OSOs.

(7)
Includes 370,000 shares of Level 3 Common Stock held by the Jaros Family Limited Partnership. Includes 2,000,000 shares of Level 3 Common Stock subject to options held by Mr. Jaros. Includes 4,874 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(8)
Includes 1,000,000 shares held by a Julian Properties, LP, of which Mr. Julian is the sole general partner. Includes 5,119 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(9)
Includes 4,874 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(10)
Includes 11,000 shares of Level 3 Common Stock held by Reed Partners, LP, of which Mr. Reed and his spouse are the sole general partners and 8 shares of Level 3 Common Stock held by an investment club of which Mr. Reed's spouse is a member.

(11)
Includes 9,978 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(12)
Includes 5,119 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs and 19,920 shares of Level 3 Common Stock held by America First Companies, LLC, of which Mr. Yanney and his spouse own approximately 49% of the outstanding membership interests.

(13)
Includes 2,865,000 shares of Level 3 Common Stock subject to vested non-qualified stock options, 1,370,525 shares of Level 3 Common Stock issuable upon exercise of vested OSOs and 335,291 shares of Level 3 Common Stock issuable upon exercise of vested C-OSOs. Also includes 1,514,840 shares of Level 3 Common Stock issuable upon the exercise of warrants.

(14)
Address for Southeastern Asset Management, Inc. is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119. The following information is based solely on Southeastern Asset Management, Inc.'s Schedule 13G dated February 4, 2004. Percentage of outstanding is as reported in the Schedule 13G.

Information presented is presented by Southeastern Asset Management, Inc. as a registered investment adviser. All of the securities reported are owned legally by Southeastern Asset Management, Inc.'s advisory clients and none are owned directly or indirectly by Southeastern Asset Management, Inc. Includes 81,029,000 shares of Level 3 Common Stock held by Longleaf Partners Fund, of which Southeastern Asset Management, Inc. shares voting and dispositive power, 31,373,292 shares of Level 3 Common Stock held by Longleaf Partners Small-Cap Fund, of which Southeastern Asset Management, Inc. shares voting and dispositive power. Southeastern Asset Management, Inc. exercises sole dispositive power with respect to 16,064,089 shares of Level 3 Common Stock held by discretionary managed accounts, including 12,549,521 shares of Level 3 Common Stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has sole voting power and 3,514,568 shares of Level 3 Common Stock held by discretionary managed accounts for which Southeastern Asset Management has no voting power.

(15)
Address for Legg Mason, Inc. related entities is 100 Light Street, Baltimore, Maryland 21202. The following information is based solely on Legg Mason, Inc.'s ("Legg Mason") Schedule 13G dated February 13, 2004. Percentage of outstanding is as reported in the Schedule 13G.

Includes 34,923,900 shares of Level 3 Common Stock of which LLM, LLC shares voting and dispositive power, 32,323,900 shares of Level 3 Common Stock of which Legg Mason Funds Management, Inc. shares voting and dispositive power, 3,574,400 shares of Level 3 Common Stock of which Legg Mason Capital Management, Inc. shares voting and dispositive power and 34,923,900 shares of Level 3 Common Stock of which Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc. shares voting and dispositive power. Each of LLM, LLC, Legg Mason Funds Management, Inc. and Legg Mason Capital Management, Inc. are investment advisers.

PERFORMANCE GRAPH

        The following performance graph shall not be deemed to be incorporated by reference by means of any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

        The graph compares the cumulative total return of the Level 3 Common Stock for the five year period 1999 - 2003 with the S&P® 500 Index and the Nasdaq Telecommunications Index. The graph assumes that the value of the investment was $100 on December 31, 1998, and that all dividends and other distributions were reinvested.

Comparison of 5 Year Cumulative Total Return
Among the Level 3 Common Stock, the S&P® 500 Index
and the Nasdaq Telecommunications Index

	1998	1999	2000	2001	2002	2003
Common Stock	100.00	189.86	74.63	11.59	11.36	13.22
S&P® 500 Index(1)	100.00	121.04	110.02	96.95	75.52	97.18
Nasdaq Telecommunications Index	100.00	252.16	103.40	63.59	45.31	78.49

(1)
Copyright © 2004 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

OTHER MATTERS

        It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in the Company's 2005 Proxy Statement must submit the proposal so that it is received by the Company no later than January 18, 2005. Securities and Exchange Commission rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado, 80021.

        If a stockholder does not submit a proposal for inclusion in next year's proxy statement, but instead wishes to present it directly at the 2005 Annual Meeting of Stockholders, the Company's By-laws require that the stockholder notify the Company in writing on or before March 18, 2005, but no earlier than February 18, 2005 to be included in the proxy material of Level 3 relating to that meeting. In addition, such proposal must also include a brief description of the business to be brought before the annual meeting, the stockholder's name and record address, the number of shares of Level 3 Common Stock which are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must comply with additional provisions as set forth in the Level 3 By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado, 80021.

Annex A-1

AUDIT COMMITTEE CHARTER

Organization

        The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and Level 3 Communications, Inc. (the "Company"). Members of the Audit Committee shall be considered "independent" as defined from time to time by the listing requirements of the national securities exchange or over the counter market upon which the Company's common stock is then listed. All Audit Committee members will be financially literate, and at least one member will have past employment experience in finance or accounting or related financial management expertise and will be considered an "audit committee financial expert" within the meaning of the rules and regulations of the Securities and Exchange Commission in effect from time to time.

Statement of Policy

        The Audit Committee shall provide assistance to the members of the board of directors in fulfilling their responsibility to the stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communications between the directors, the independent auditors, the Company's internal audit department and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

Responsibilities

        In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

        The Audit Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Audit Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

        In carrying out these responsibilities, the Audit Committee will:

  •
  Obtain annually the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate.

  •
  Approve the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  •
  Have a clear understanding with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders' representatives, and that it is the Board of Directors and the Audit Committee, as the stockholders' representatives, that have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

  •
  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be

A-1-1

    utilized, the adequacy of the independent auditors' compensation and at the conclusion thereof review such audit or reviews, including any comments or recommendations of the independent auditors.

  •
  Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

  •
  Review the financial statements contained in the annual and quarterly reports to stockholders with management and the independent auditors to determine that management and the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors.

  •
  Review the Company's quarterly earnings press release with management to determine that management is satisfied with the disclosure and content of the earnings release prior to distribution.

  •
  Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of the Company's management present.

  •
  Report the results of the annual audit to the Board of Directors.

  •
  On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

  •
  Include a report of the Audit Committee in the proxy statement.

  •
  Submit the minutes of all meetings of the Audit Committee to, or alternatively, discuss the matters discussed at each Committee meeting with, the Board of Directors.

  •
  Approve all services provided by the independent auditors to the Company.

  •
  Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

A-1-2

Annex A-2

Audit Committee Report

To the Board of Directors

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2003.

        We have discussed with KPMG LLP ("KPMG") the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

        We have also considered whether the provision of services by KPMG not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 is compatible with maintaining KPMG's independence.

        The following table presents fees (excluding expenses) for professional audit services rendered by KPMG LLP for the audit of the Level 3 annual financial statements for the years ended December 31, 2003, and 2002 and fees billed for other services rendered by KPMG LLP during those periods.

	2003	2002
Audit Fees(1)	$2,067,000	$1,306,000
Audit-Related Fees(2)	151,000	59,000
Tax Fees(3)	58,000	75,000
All Other Fees	0	0

Total Fees	$2,276,000	$1,440,000

(1)
Audit fees consisted principally of fees for the audit of financial statements, including statutory audits of foreign subsidiaries and fees relating to comfort letters and registration statements.

(2)
Audit related fees consisted principally of fees for audits of employee benefit plans, agreed-upon procedures reports and due diligence activities.

(3)
Tax fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit Committee:

Robert E. Julian, Chairman	Richard R. Jaros	John T. Reed

For the year ended December 31, 2003

A-2-1

LEVEL 3 COMMUNICATIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 18, 2004
9:00 A.M.

THE ORPHEUM THEATER
409 SOUTH 16TH STREET
OMAHA, NEBRASKA 68102

LEVEL 3 COMMUNICATIONS, INC. 1025 ELDORADO BOULEVARD, BROOMFIELD, CO 80021	REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 18, 2004.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments as described in the Notice of Annual Meeting and Proxy Statement dated April 12, 2004, receipt of which is hereby acknowledged.

SEE REVERSE FOR VOTING INSTRUCTIONS.

TO BE SIGNED ON REVERSE SIDE.

COMPANY #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE — TOLL FREE 1-800-560-1965 — QUICK — EASY — IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 17, 2004.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — HTTP://WWW.EPROXY.COM/LVLT/ — QUICK — EASY — IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 17, 2004.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Level 3 Communications, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of directors:	01 James Q. Crowe 02 Robert E. Julian	03 Walter Scott, Jr.	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To approve an amendment to Level 3's 1995 Stock Plan to increase the number of shares of Level 3 Common Stock reserved for issuance under the 1995 Stock Plan by 80,000,000 shares.	☐ For	☐ Against	☐ Abstain
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Signature(s) in Box
Date
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held May 18, 2004
Proxy Statement April 12, 2004
ANNUAL MEETING OF STOCKHOLDERS May 18, 2004
VOTING PROCEDURES
REELECTION OF CLASS I DIRECTORS PROPOSAL
Summary Compensation Table
Aggregate Options/SAR Exercises and Fiscal Year End Option/SAR Value Table
OSO Program Grants In Last Fiscal Year†
THE 1995 STOCK PLAN PROPOSAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PERFORMANCE GRAPH
Comparison of 5 Year Cumulative Total Return Among the Level 3 Common Stock, the S&P® 500 Index and the Nasdaq Telecommunications Index
OTHER MATTERS
STOCKHOLDER PROPOSALS
  Annex A-1
AUDIT COMMITTEE CHARTER
  Annex A-2
Audit Committee Report